Exhibit 99.1

Orient Paper Inc. Announces Second Quarter 2010 Results

Press Release Source: Orient Paper, Inc. On Monday August 16, 2010, 7:17 am EDT

BAODING, Hebei, China, Aug. 16 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (Amex:ONP.a - News) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced its financial results for the three and six months ended June 30, 2010.

Second Quarter 2010 Highlights and Recent Events

    -- Revenue increased 70.8% to $38.3 million
    -- Gross profit increased 129.9% to $9.1 million
    -- Gross margin increased 610 basis points to 23.9%
    -- Operating income increased 100.5% to $7.4 million
    -- Excluding the $1.1 million non-cash charge related to the disposal of property, plant and equipment, non-GAAP operating income increased 129.8% to $8.5 million, or 22.2% of sales (*)
    -- Net income increased 116.3% to $5.4 million, or $0.30 per share
    -- Excluding the $1.1 million non-cash charge related to the disposal of property, plant and equipment, non-GAAP net income increased 160.0% to $6.4 million, or $0.36 per share (*)
    -- Digital photo paper sales quantity reached 102 tons during the month of June 2010

"We achieved strong revenue and earnings growth during the second quarter," commented Mr. Zhenyong Liu, Chief Executive Officer. "Our performance was driven by increased pricing in both our medium-grade offset printing and corrugating medium paper businesses, a significantly higher volume of sales in our medium-grade offset printing paper business, and the contribution made by our new digital photo paper business. We are also very pleased with our bottom line performance, which benefited from our strong sales growth, and the contribution of our higher margin digital photo paper business."

Second Quarter 2010 Financial Results

For the three months ended June 30, 2010, revenue was $38.3 million, a 70.8% increase from $22.4 million for the same period last year. The increase was attributable to the growth in overall sales quantities and higher average selling prices (ASP) for the Company's products, which was driven by strong market demand and the rise in global and domestic paper and pulp pricing during the second quarter.

Sales of white paper increased 130.3% to $25.6 million, compared to $11.1 million in the comparable period in 2009. (The Company produced only medium- grade offset printing paper under this category in the second quarter of 2010 and produced no high-grade offset printing paper or writing paper.) The Company sold 34,365 tons of white paper, up 104.4% from 16,816 tons in the prior year period. To meet the strong market demand for medium-grade offset printing paper, which is driven by high wood pulp prices, the Company ramped- up production utilization at its second white paper production line, which was converted to produce medium-grade offset printing paper in the third quarter of 2009.

Revenue from corrugating medium paper increased 2.2% year-over-year to $11.5 million compared to $11.3 million in the same period last year. The Company sold 35,599 tons of corrugating medium paper, as compared to 39,455 tons in the same period last year. The decline in quantity sold was mainly due to the disposal of a 34,000 tons annual capacity corrugating medium paper production line to accommodate the Company's new 360,000 tons annual capacity corrugating medium paper production line. The Company's average selling price for corrugating medium paper increased by 13.2% year-over-year, an increase driven by global and domestic paper and pulp pricing, and was high enough to offset for the drop in sales volume.

Orient Paper also reported revenue of $1.1 million, or 3.0% of total revenue, from its new digital photo paper segment. The Company aggressively reduced the ASPs of its digital photo paper products in May and June 2010. The reduction in price was well received by the Company's customers, who purchased a total of 102 tons of high-gloss and semi-matte digital photo paper in the month of June. As of June 30, 2010, the Company has been running two shifts of production at its digital photo paper production lines.

Gross profit was $9.1 million, an increase of 129.9% from $4.0 million for the same period last year. Gross profit margin was 23.9%, up 610 basis points from 17.7% for the same period last year. The increase in gross margin was mainly due to higher prices for the Company's offset printing paper and corrugating medium paper, and contribution from the Company's high-margin digital photo paper products. On a sequential basis, gross margin improved 560 basis points from 18.3% in the first quarter of 2010.

Selling, general and administrative expenses were $0.6 million, an increase of 131.5% from $0.3 million in the second quarter of 2009. The increase was primarily attributable to the increase in expenses related to the Company's status as a public company, including professional fees related to legal, accounting, consulting, investor relations and road show activity.

Operating income increased 100.5% to $7.4 million from $3.7 million in the second quarter of 2009. Excluding the $1.1 million non-cash charge related to the disposal of property, plant and equipment, non-GAAP operating income was $8.5 million, or 22.2% of sales, up 129.8% from $3.7 million, or 16.5% of sales, in the prior year period. (*)

Net income increased 116.3% to $5.4 million, or $0.30 per share, compared to $2.5 million, or $0.22 per share, for the three months ended June 30, 2009. Excluding the $1.1 million non-cash charge related to the disposal of property, plant and equipment, non-GAAP net income increased 160.0 % to $6.4 million, or $0.36 per share, from $2.5 million, or $0.22 per share, in the prior year period.(*)

Six months ended June 30, 2010 Results

Revenue for the first six months of 2010 was $64.7 million, up 60.8% from the first six months of 2009. Gross profit was $14.0 million, up 91.2% from gross profit of $7.3 million in the comparable period a year ago. Gross margin was 21.6%, up 340 basis points from 18.2% in the prior year period. Operating income was $11.8 million, up 72.9% from $6.8 million in the first six months of 2009. Excluding the $1.1 million non-cash charge related to the disposal of property, plant and equipment, non-GAAP operating income was $12.9 million up 88.7% from $6.8 million in the prior year period. Net income was $8.5 million, up 77.6% from approximately $4.8 million in the first six months of 2009. Excluding the non-cash charge related to the disposal of property, plant and equipment, non-GAAP net income was $9.6 million up 100.3% from $4.8 million in the prior year period. Earnings per share was $0.51 for the first six months of 2010 compared to $0.42 in the first six months of 2009. Excluding the loss related to disposal of property, plant and equipment, non-GAAP earnings per share was $0.58, up 38.0% from $0.42 in the prior year period.(*)

    (*) See table at the end of this press release for a reconciliation of operating income, net income and EPS to exclude the non-cash charge related to the disposal of property, plant and equipment.

Financial Condition

As of June 30, 2010, Orient Paper had $22.1 million in cash and cash equivalents. Working capital was $25.4 million with a current ratio of 3.5. The Company had $1.9 million in short-term bank loans (down from $4.3 million of short-term bank loan six months ago) and $6.1 million in long term debt. As of June 30, 2010, shareholders' equity totaled $91.6 million compared to $56.3 million at the end of 2009.

During the first half of 2010, Orient Paper generated net cash flow from operating activities of approximately $10.7 million.

The Company incurred $19.9 million in capital expenditures in the first half of 2010, which included installment payments in the total amount of $8.5 million for the construction of a new corrugating medium paper production line and an $11.1 million investment for the first phase of the acquisition of a parcel of roughly 667,000 square meters of land across the street from its current manufacturing facilities for the Company's future expansion over the next five years. The remaining $19.4 million of the purchase price of the 360,000 tons annual capacity corrugating medium paper production line will be made in additional installments throughout 2010 in conjunction with progress made on equipment installation. The Company will finance the estimated capital expenditure requirement for the next six-to-twelve months in the amount of $30 million, which includes $20 million for the new production line and $10 million for the second phase of the land acquisition, with (i) net cash proceeds from the April 2010 public offering, (ii) cash flow from operating activities, and/or (iii) additional bank loans.

Recent Developments

    -- In July 2010, the Company's Audit Committee retained the international law firm, Loeb & Loeb LLP ("Loeb & Loeb"), to conduct an independent investigation into the issues raised by Muddy Waters, LLC ("Muddy Waters").  In August 2010, the Company announced that Loeb & Loeb retained Deloitte & Touche Financial Advisory Services Limited ("Deloitte") to assist with the investigation.  Deloitte will provide support to Loeb & Loeb, which is working with the Company's Audit Committee, in connection with the independent review of the accounting aspects of the issues raised and the investigation of the relevant financial transactions and customer relationships.

Business Outlook

Mr. Liu added, "Due to the rapidly increasing prices of wood pulp and the government's environmental protection initiatives, the demand for medium-grade offset printing paper as a substitute for the high-grade printing paper that consumes wood pulp continues to exhibit robust growth. We are confident that the strong market demand, partly caused by the government-mandated elimination of inefficient capacities, may continue into the second half of the year."

"We expect some minor delays in the installation of our new 360,000 tons annual capacity corrugating medium paper production line, which was expected to be completed in October 2010. Our current expectation is that trial production will begin at the end of the year. We expect this new facility will ramp up to achieve an annualized utilization rate of approximately 60%-70% by the end of fiscal year 2011.

"In connection with the government's approval of our new corrugating medium paper production line, the Baoding City Environmental Protection Agency requires that we replace two of our four steam boilers with new more energy- efficient models. We removed the two old boilers in July 2010. Our production in the third quarter may be lower until the new boilers are installed and inspected possibly in the fourth quarter. As a result of all of the above mentioned factors, we now expect fiscal year 2010 adjusted net income of $16.2 million compared to our previously provided guidance of $18.0 million."

Use of Non-GAAP Financial Measures

GAAP results for the three months and six months ended June 30, 2010 include a non-cash charge related to the disposal of property, plant and equipment. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. It is a departure of U.S. GAAP; however, the Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Monday, August 16, 2010, to discuss the 2010 second quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 877-410-4789. International callers should dial +1 706-679-8006. The conference call passcode is 937 602 01.

If you are unable to participate in the call at this time, a replay will be available starting on Monday, August 16, 2010 at 12:00 noon Eastern Time, through Monday, August 30, 2010. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference call passcode is 937 602 01.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientalpapercorporation.com/ . Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly-owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com .

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE SIX AND THREE MONTHS ENDED
JUNE 30, 2010 AND 2009

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:	$38,257,140	$22,400,383	$64,715,328	$40,237,862
Cost of Sales	(29,130,668)	(18,431,400)	(50,748,327)	(32,932,440)
Gross Profit	9,126,472	3,968,983	13,967,001	7,305,422
Selling, General and Administrative Expenses	(638,361)	(275,808)	(1,077,699)	(474,561)
Loss from Disposal of Property, Plant and Equipment	(1,082,454)	-	(1,082,454)	-
Income from Operations	7,405,657	3,693,175	11,806,848	6,830,861
Other Income (Expense):
Interest income	62,286	6,964	89,474	31,942
Interest expense	(169,929)	(326,231)	(333,246)	(416,080)
Income before Income Taxes	7,298,014	3,373,908	11,563,076	6,446,723
Provision for Income Taxes	(1,946,159)	(899,250)	(3,085,127)	(1,673,463)
Net Income	5,351,855	2,474,658	8,477,949	4,773,260
Other Comprehensive Income:
Foreign currency translation adjustment	318,553	(99,632)	327,496	(146,268)

Total Comprehensive Income	$5,670,408	$2,375,026	$8,805,445	$4,626,992

Earnings Per Share:
Basic Earning per Share	$0.30	$0.22	$0.51	$0.42
Fully Diluted Earning per Share	$0.30	$0.22	$0.51	$0.42

Weighted Average Number of Shares
Outstanding - Basic	18,113,740	11,277,324	16,510,549	11,276,415
Outstanding - Fully Diluted	18,113,740	11,277,324	16,512,621	11,276,415

See accompanying notes to condensed consolidated financial statements.

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010, AND DECEMBER 31, 2009

(Unaudited)

	June 30,	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$22,089,907	$6,949,953
Restricted cash	-	29,105
Accounts receivable (net of allowance for doubtful
accounts of $73,562 and $41,977 as of June 30, 2010 and December 31, 2009, respectively)	3,604,543	2,056,858
Inventories	9,328,868	6,926,392
Prepayment and other current assets	383,575	434,093
Total current assets	35,406,893	16,396,401

Prepayment on property, plant and equipment	19,901,301	-
Property, plant and equipment, net	52,462,805	55,303,753

Total Assets	$107,770,999	$71,700,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$1,909,350	$4,273,750
Accounts payable	3,648,021	1,819,448
Accrued payroll and employee benefits	276,655	271,208
Other payables and accrued liabilities	2,179,209	1,662,673
Income taxes payable	2,042,775	1,345,069
Total current liabilities	10,056,010	9,372,148

Loan from credit union	1,950,474	1,942,315
Loan from related parties	4,128,002	4,110,735
Total liabilities	16,134,486	15,425,198
Commitments and Contingencies	-	-

Stockholders' Equity:
Common stock, 500,000,000 shares authorized, $0.001
par value per share, 18,344,811 and 14,875,715 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	18,345	14,876
Additional paid-in capital	45,727,657	19,169,469
Statutory earnings reserve	4,442,450	4,442,450
Accumulated other comprehensive income	4,306,256	3,984,305
Retained earnings	37,141,805	28,663,856
Total stockholders' equity	91,636,513	56,274,956

Total Liabilities and Stockholders' Equity	$107,770,999	$71,700,154

See accompanying notes to condensed consolidated financial statements.

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED
JUNE 30, 2010 AND 2009
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash Flows from Operating Activities:
Net income	$8,477,949	$4,773,260
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,022,597	1,702,861
Loss on disposal of property, plant and equipment	1,082,454	-
Impairment on accounts receivable	31,289	55,587
Stock-based expense for service received	101,046	27,300
Changes in operating assets and liabilities:
Accounts receivable	(1,564,445)	(1,372,180)
Prepayment and other receivable	(58,243)	-
Inventories	(2,364,301)	(2,855,060)
Accounts payable	1,813,964	2,779,164
Accrued payroll and employee benefits	4,291	-
Other payables and accrued liabilities	507,642	375,695
Income taxes payable	689,408	(410,919)
Net Cash Provided by Operating Activities	10,743,651	5,075,708

Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(263,022)
Prepayment for purchases of equipment	(8,486,045)	-
Prepayment for purchases of land use right	(11,119,646)	-
Net Cash Used in Investing Activities	(19,868,713)	-

Cash Flows from Financing Activities:
Proceeds from related party loans	200,000	(8,017)
Repayment of related party loans	(200,000)	-
Repayments on short term loans	(2,373,237)	(1,265,845)
Proceeds from public offering of common stock	26,570,162	-
Restricted cash	29,105	(430,000)
Net Cash Provided by Financing Activities	24,226,030	(1,703,862)

Effect of Exchange Rate Changes on Cash
and Cash Equivalents	38,986	57,973
Net Increase in Cash and Cash Equivalents	15,139,954	3,429,819

Cash and Cash Equivalents - Beginning of Period	6,949,953	3,234,419
Cash and Cash Equivalents - End of Period	$22,089,907	$6,664,238

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$222,217	$330,918
Cash paid for income taxes	$2,395,720	$949,509
Supplemental Disclosure of significant non-cash transactions: Proceeds from disposal of property, plant and equipment for prepayment of construction cost of a new plant	$220,310	$-

See accompanying notes to condensed consolidated financial statements.

ORIENT PAPER, INC.
Reconciliation of Non-GAAP to GAAP Measures
	For the quarter ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Operating Income as reported under GAAP	7,405,657	3,693,175	11,806,848	6,830,861
Add: Loss on disposal of property, plant and equipment	(1,082,454)	0	(1,082,454)	0
Non-GAAP Operating Income	8,488,111	3,693,175	12,889,302	6,830,861

Net Income as reported under GAAP	5,351,855	2,474,658	8,477,949	4,773,260
Add: Loss on disposal of property, plant and equipment	(1,082,454)	0	(1,082,454)	0
Non-GAAP Net Income	6,434,309	2,474,658	9,560,403	4,773,260

Diluted Earnings Per Share reported under GAAP	$0.30	$0.22	0.51	0.42
Add: Loss on disposal of property, plant and equipment	$(0.06)	$0.00	$(0.07)	$0.00
Non-GAAP Diluted Earnings Per Share	$0.36	$0.22	$0.58	$0.42

Diluted weighted average number of common stock outstanding	18,113,740	11,277,324	16,512,621	11,276,415

    For more information, please contact:

    CCG Investor Relations
     Crocker Coulson, President
     Phone: +1-646-213-1915
     Email: crocker.coulson@ccgir.com

    Orient Paper, Inc.
     Winston Yen, CFO
     Phone: +1-562-818-3817
     Email: info@orientalpapercorporation.com